SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC




                                    FORM 8-K/A




                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




                        Date of Report: November 13, 1998




                        GOLDEN EAGLE INTERNATIONAL, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)




    Colorado                         0-23726                  84-1116515
 ---------------                   ------------            -------------------
 (State of other                   (Commission               (IRS Employer
 jurisdiction of                   File Number)            Identification No.)
 incorporation)




          4949 South Syracuse Street, Suite 300, Denver, Colorado 80237
          -------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)




       Registrant's telephone number, including area code: (303) 694-6101
                                                           --------------

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Item 5.    Other Events
           ------------

     Golden Eagle International, Inc. (referred to herein as "Golden Eagle" or the "Company") has continued to pursue its plan of operations as announced in its Form 8-K reporting an event of September 25, 1998. Most recently, Behre Dolbear & Company ("BD&C"), an internationally-recognized consultant to the minerals industry, has completed its first phase field evaluation of certain designated target areas within the Company's properties in the Cangalli district of Bolivia. The Company holds the right to mine these properties under an agreement with the United Cangalli Cooperative, a Bolivian cooperative. BD&C has advised Golden Eagle that its field geologists have confirmed the existence of gold mineralization on the Company's Cangalli properties.

     Golden Eagle retained BD&C after developing material reservations regarding the May 1998 report by another independent consultant which had reached more definitive conclusions. The work BD&C has performed to date confirms management's initial conclusion that the Company focused on too broad an area within the property and believes that a greater likelihood of success may be realized were Golden Eagle to focus on smaller target areas for more extensive sampling and analysis.

     The BD&C work did support the existence of gold mineralization at various locations on the property as announced by the Company in May. As a result of its initial investigation, BD&C is now working with Golden Eagle's management to identify target areas for more extensive sampling, with the intent of identifying sufficient resources to be considered for possible future mines. BD&C will focus on a number of pre-identified surface locations as well as underground targets associated with the existing Cangalli mine.

     BD&C has emphasized to management that it is not in a position, at this time, to confirm third party estimates or to make its own estimates of existing and/or potential reserves or resources, if any, which the property may contain. Further work will have to be undertaken to determine the potential of the property. This additional work will require a significant amount of additional financing; currently the Company does not have such financing in place, and there can be no assurance that it will be able to obtain such financing on reasonable terms, if at all. The Company's ability to conduct its future operations remains subject to the other risks which have been previously disclosed, including the inexperience of management in large open-pit and high-volume underground mining operations, the Company's lack of historical profitability and historical working capital shortages, risks attendant with operations in isolated regions of Bolivia, price and currency fluctuations, environmental issues, and the concentration of the Company's efforts on a single property.

     Notwithstanding BD&C's initial findings, the Company has been advised by the Securities and Exchange Commission that it will expand the civil action it filed in May 1998 to include allegations that Golden Eagle and its president violated Rule 10b-5 when the press release of May 22, 1998 was issued announcing the Company's receipt of the May 1998 geologic report by the Company's independent Bolivian consultant. The civil action is entitled "SEC vs. Golden Eagle International, Inc.," No. 98-Z-1020 [D. Colo.]. The Company and its management are continuing to discuss the resolution of these issues with the


                                       2

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staff of the Securities and Exchange Commission,  but have denied any wrongdoing which may be actionable under the federal securities laws. In fact, the Company believes that the information developed by BD&C supports the tenor of the May 22, 1998 press release.

     The Company and its management are making every effort to pursue its plan of operations and expects to continue to do so over the next several months at a minimum. Although management has exerted its best efforts to meet each of the Company's obligations, in many cases management was prevented from doing so by circumstances which were not within their control. The Company's management has served for more than the past year without receiving any significant compensation; the principal shareholders of the Company have advanced funds and have guaranteed loans to the Company to provide the necessary working capital. There can be no assurance that these shareholders, or any other person, will continue to be willing to advance funds to allow the Company to carry out its plan of operations. Without such funds, the Company's ability to continue its operations on any basis is in doubt.

     As noted, the future conduct of the business of the Company and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this report using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks which are beyond the Company's ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described above, and the other risks associated with start-up mineral exploration operations, and the operations of a company with insufficient liquidity and no historical profitability. It is important that each person reviewing this report understands the significant risks attendant to the operations of the Company and its subsidiaries. As noted, the future conduct of the business of the Company and its subsidiaries is dependent upon a number of factors, and there can be no assurance that any of these companies will be able to conduct its operations as contemplated herein. The Company disclaims any obligation to update any forward-looking statement made herein.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 13, 1998                      Golden Eagle International, Inc.



                                              By:  /s/ Terry C. Turner
                                                   -----------------------------
                                                   Terry C. Turner, President